SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 28, 2004

Berkshire Income Realty, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-31659	32-0024337
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)
One Beacon Street, Boston, Massachusetts		02108
(Address of principal executive offices)		(Zip Code)

        Registrant’s telephone number, including area code: (617) 523-7722

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 2. Acquisition of assets

On January 28, 2004, Berkshire Income Realty – OP, L.P. (the “OP”), the operating partnership subsidiary of Berkshire Income Realty, Inc. (the “Company”), through its newly formed and wholly owned subsidiary Marina Mile L.L.C., purchased Pond Apple Creek Apartments, a 306 unit multi-family apartment community located in Fort Lauderdale, Florida, from Pond Apple Creek Associates Limited Partnership. The seller is an unaffiliated third party. The purchase and sale agreement, as amended, was agreed upon through arms’ length negotiation and provide for purchase price of $23,000,000 to be paid in cash.

The total acquisition cost of $23,331,503, including the purchase price, closing costs and mortgage recording taxes, was funded through a $17,400,000 first mortgage and an equity investment from the OP of $5,931,503, net of operating prorations of $90,846. The first mortgage has a fixed interest rate of 5.15% and matures on February 1, 2014.

The Company intends to continue to operate the property as a multi-family apartment community and to do so under the name The Berkshires at Marina Mile.

Pond Apple Creek Apartments was constructed in 1988 and was 92.0% occupied at the time of the purchase.

ITEM 7. Financial Statements, Pro forma Financial Information and Exhibits

(a)		Financial Statements of Assets Acquired:
Financial statements for the property acquired and noted in Item 2 are not available at this time and will be filed by amendment as soon as practicable, but not later than April 12, 2004.

(b)		Pro Forma Financial Information:
Pro forma financial information of the Company reflecting the property acquired and noted in Item 2 is not available at this time and will be filed by amendment as soon as practicable, but not later than April 12, 2004.

(c)		Exhibits:
EXHIBIT NO.
	2.1	Agreement of Purchase and Sale dated November 26, 2003 by and between Pond Apple Creek Associates Limited Partnership and Berkshire Income Realty - OP, L.P.
	2.2	First Amendment to Agreement of Purchase and Sale, dated December 29, 2003 by and between Pond Apple Creek Associates Limited Partnership and Berkshire Income Realty - OP, L.P.
	2.3	Second Amendment to Agreement of Purchase and Sale, dated January 28, 2004 by and between Pond Apple Creek Associates Limited Partnership and Marina Mile L.L.C.
	2.4	Assignment and Assumption of Agreement of Purchase and Sale, dated January 28, 2004 by and between Pond Apple Creek Associates Limited Partnership and Marina Mile L.L.C.
	2.5	Assignment and Assumption of Agreement, dated January 28, 2004 by and between Wells Fargo Bank, Pond Apple Creek Associates Limited Partnership and Marina Mile L.L.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Berkshire Income Realty, Inc.
Date: February 11, 2004
By: /s/ David C. Quade
Name: David C. Quade
Title: President and Chief Financial Officer